EXHIBIT 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2021 FIRST QUARTER RESULTS

IRVINE, CA, November 5, 2020 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2021 first quarter ended September 30, 2020. The Company also filed its Quarterly Report on Form 10-Q for the first quarter of fiscal year 2021 with the Securities and Exchange Commission today.

Net sales for the three months ended September 30, 2020, increased $1.4 million, or 19%, to $8.6 million from $7.2 million for the three months ended September 30, 2019.  The increase is driven by sales of our newest thoracic driver.

Gross profit for the three months ended September 30, 2020, increased $695,000, or 25%, to $3.5 million, compared to $2.8 million for the year-ago period. Gross margin increased by 2 percentage points to 40% during the three months ended September 30, 2020, compared to 38% during the corresponding year-ago period due to favorable product mix and increased absorption of our fixed manufacturing overhead expenses.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2020, increased $637,000 from the corresponding year-ago period. We are increasing these expenditures in an effort to release new products and garner new customer relationships.

Net income for the quarter ended September 30, 2020, was $1.3 million, or $0.32 per diluted share, compared to $1.1 million, or $0.27 per diluted share, for the quarter ended September 30, 2019.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our first quarter results. We continue to reinvest our profits in research and development to continue to grow our core medical device business and expect to close on the purchase of a new building to expand our operations as early as tomorrow. Finally,” concluded Mr. Van Kirk, “we expect to introduce another CMF driver and our ENT shaver by the end of the current fiscal year.”

The amount spent on projects under development, along with the current estimated commercial launch date and estimated recurring annual revenue, is summarized below (in thousands):

	For the Three Months Ended September 30,
	2020	2019	Market Launch(1)	Est Annual Revenue
Total Research & Development costs:	$1,091	$484

Products in development:
Thoracic Driver(2)	$—	$19	(2)	$4,000
Arthroscopic Shaver(3)	—	6	(3)	$ 600
ENT Shaver	183	89	Q2 2021	$1,000
VITAL Ventilator	57	—	Q3 2021	$1,500
CMF Driver	189	17	Q1 2021	$1,000
Sustaining & Other	662	353
Total	$1,091	$484

(1)

Represents the calendar quarter of expected market launch.

(2)

We completed the thoracic driver and began initial shipments of a private-labeled version to an existing CMF customer during the third quarter of fiscal 2020. We incurred cumulative expenditures of $1.1 million spanning from fiscal 2017 to fiscal 2020 related to this product development. Current thoracic related expenditures are included in sustaining and other. We generated sales from this product of $3.1 million and $1.6 million during fiscal 2020 and the first quarter of fiscal 2021, respectively. Accordingly, we will remove this product from the above table next quarter.

(3)

This product has been internally pushed back to focus on our Pro-Dex branded ENT shaver. Accordingly, we will remove this product from the above table next quarter until such time as we reinstate this project.

In the fourth quarter of fiscal 2020, we were one of eight US-based companies awarded a license to manufacture the Jet Propulsion Laboratory’s Ventilator Intervention Technology Accessible Locally (“VITAL”), a high-pressure, lower cost ventilator.  In order to manufacture this product, we will require a full clean room, which we plan to install in our Tustin facility (assuming we close on the property, which is expected to occur on or around November 6, 2020). We are also nearing completion on the verification and validation of a new CMF driver, which we will be selling to our existing largest customer under a distribution agreement, that we executed in the first quarter of fiscal 2021.  Finally, we also anticipate the release to manufacture of a new ENT Shaver in the spring of 2021 and our Director of Business Development is working with a promising medical device distributor to commercialize this product.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Pro-Dex also sells compact pneumatic air motors for a variety of industrial applications. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the risk factors and other disclosures concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

 (tables follow)

PRO-DEX, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2020	June 30, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$5,202	$6,421
Investments	2,400	2,560
Accounts receivable, net of allowance for doubtful accounts of $9 and $6 at September 30, 2020 and at June 30, 2020, respectively	6,138	5,155
Deferred costs	142	155
Inventory	8,313	8,238
Prepaid expenses and other current assets	343	145
Total current assets	22,538	22,674
Equipment and leasehold improvements, net	2,629	2,686
Right of use asset, net	2,861	2,943
Intangibles, net	159	162
Deferred income taxes, net	259	259
Investments	2,309	2,360
Other assets	42	42
Total assets	$30,797	$31,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,834	$1,965
Accrued expenses	1,757	2,411
Deferred revenue	200	200
Note payable and capital lease obligations	660	651
Total current liabilities	4,451	5,227
Lease liability, net of current portion	2,695	2,750
Income taxes payable	486	804
Notes and capital leases payable, net of current portion	3,114	3,283
Total non-current liabilities	6,295	6,837
Total liabilities	10,746	12,064

Shareholders’ Equity:
Common shares; no par value; 50,000,000 shares authorized; 3,858,251 and 3,811,137 shares issued and outstanding at September 30, 2020 and June 30, 2020, respectively	12,583	12,752
Accumulated other comprehensive loss	(1,693)	(1,586)
Retained earnings	9,161	7,896
Total shareholders’ equity	20,051	19,062
Total liabilities and shareholders’ equity	$30,797	$31,126

PRO-DEX, INC.

CONDENSED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2020	2019

Net sales	$8,590	$7,240
Cost of sales	5,115	4,460
Gross profit	3,475	2,780

Operating expenses:
Selling expenses	130	142
General and administrative expenses	705	663
Research and development costs	1,091	484
Total operating expenses	1,926	1,289
Operating income	1,549	1,491
Other income (expense):
Interest and miscellaneous income	53	35
Interest expense	(54)	(59)
Total other income (expense)	(1)	(24)

Income before income taxes	1,548	1,467
Provision for income taxes	283	363
Net income	1,265	1,104
Other comprehensive income (loss), net of tax:
Unrealized loss from marketable equity investments, net of taxes	(107)	(57)
Comprehensive income	$1,158	$1,047

Basic and diluted income per share:
Basic net income per share	$0.33	$0.28
Diluted net income per share	$0.32	$0.27

Weighted average common shares outstanding:
Basic	3,850,838	4,008,017
Diluted	3,975,063	4,110,414
Common shares outstanding	3,858,251	3,990,995